Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-74724

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED MARCH 11, 2002)



                             1,882,583 SHARES
                       BRADLEY PHARMACEUTICALS, INC.
                               COMMON STOCK

     This prospectus supplement supplements and amends the prospectus dated March 11, 2002, relating to 1,882,583 shares of common stock of Bradley Pharmaceuticals, Inc. offered by a number of Bradley's stockholders.

     The two tables in the prospectus under "Selling Stockholders", which set forth the number of shares offered by each of the selling stockholders and information concerning their beneficial ownership of common stock, are hereby amended by deleting Paramount Capital and listing additional selling stockholders in its place, as follows:


                                          Beneficial Ownership of Shares
     Name of Selling                         of Common Stock Prior to
       Stockholder                                   Offering
----------------------------          ---------------------------------------
                                          Number (1)           Percentage
                                      -----------------     -----------------

Lindsay Rosenwald                           35,757                  *
Timothy McInerney                           25,000                  *
Scott A. Katzmann                           13,095                  *
Michael Weiser                               7,500                  *
Jason Stein                                  5,000                  *
Mark Rogers                                  3,451                  *
David Tanen                                  1,726                  *
Stephen Rocamboli                            1,726                  *
Benjamin Bernstein                           1,341                  *
Vincent Aita                                 1,341                  *
Michael Mashaal                              1,341                  *
Andrew Daniels                               1,000                  *
Norman Katzwer                                 920                  *
Joshua Kazam                                   135                  *
Peter Kash                                      67                  *
Joan Bottkol                                   300                  *
Hannah Vogler                                  300                  *



                                   Number of
                                   Shares of            Beneficial Ownership of
     Name of Selling             Common Stock           Shares of Common Stock
     Stockholder               to be Offered (1)            After Offering
------------------------  ------------------------  ----------------------------
                                                      Number       Percentage
                                                    -----------  ---------------
Lindsay Rosenwald                   35,757               -             *
Timothy McInerney                   25,000               -             *
Scott A. Katzmann                   13,095               -             *
Michael Weiser                       7,500               -             *
Jason Stein                          5,000               -             *
Mark Rogers                          3,451               -             *
David Tanen                          1,726               -             *
Stephen Rocamboli                    1,726               -             *
Benjamin Bernstein                   1,341               -             *
Vincent Aita                         1,341               -             *
Michael Mashaal                      1,341               -             *
Andrew Daniels                       1,000               -             *
Norman Katzwer                         920               -             *
Joshua Kazam                           135               -             *
Peter Kash                              67               -             *
Joan Bottkol                           300               -             *
Hannah Vogler                          300               -             *

____________________
*    Represents beneficial ownership of less than one percent.
(1) Consists of shares purchasable upon exercise of warrants with an exercise price of $8.50 per share.

     Investing in common stock involves risk. Before you invest, you should consider carefully the "Risk Factors" beginning on page 4 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is December 9, 2002.













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